Exhibit 10.2

[Letterhead of Science Applications International Corporation]

November 14, 2005

Mark W. Sopp

2239 Paseo Saucedal

Carlsbad, CA 92009

Dear Mark:

Following your employment with SAIC, you will be awarded 2,3051 shares of SAIC’s vesting Class A Common Stock. The shares will be credited to your account and a Stock Restriction Agreement will be forwarded to you as soon as practicable after the start of your employment with SAIC. This Agreement will need to be signed and returned within 120 days from the award date or the award will be forfeited. The value of the shares awarded may vary depending upon the stock price in effect when the stock is issued. Currently, the stock price is $43.39 per share and is currently scheduled to be re-evaluated on December 9, 2005. The process used to establish the stock price is described in our Form 10-K, a copy of which will be provided at the new hire orientation. Except for applicable state and Federal taxes, this stock will be awarded at no cost to you.

The Compensation Committee of the Board of Directors has approved a request that you be granted a vesting option to purchase up to 65,000 shares of SAIC’s Class A Common Stock. The option would be granted pursuant to the 1999 Stock Incentive Plan, a copy of which will be provided at the new hire orientation. The exercise price of such option will be $43.39 per share. An option agreement will be forwarded to you within a few weeks following your date of hire.

You will also be eligible to participate in the incentive compensation plan referred to in your employment offer letter. The long-term component of your annual incentive compensation will consist of stock granted on option. The number of option shares granted at target will equal $1,400,000 divided by one half of the Stock Price in effect when the option shares are granted.

SAIC Class A Common Stock is subject to certain restrictions described in Article Fourth of SAIC’s Certificate of Incorporation, a copy of which will be provided at the new hire orientation. Any offering will be based upon the Prospectus and Summary Plan Descriptions, copies of which will be provided at the new hire orientation. If you have any questions regarding the acquisition of SAIC’s securities, please contact SAIC’s Stock Programs Department at (800) 785-7764 in San Diego, California.

Very truly yours,

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

/s/ BERNIE THEULE
Bernie Theule Senior Vice President Corporate Human Resources

[1]	This award may be deferred in the SAIC Key Executive Non-Qualified Deferred Compensation Plan. In order to defer your vesting stock you must complete the enclosed deferral forms and return them to SAIC before your first day of work.